EXHIBIT 99.2

NEWS RELEASE DATED APRIL 11, 2012

Digerati to Present at San Diego Investment Conference

San Antonio, Texas - April 11, 2012 - Digerati Technologies, Inc. (OTCBB:DTGI) (OTCQB:DTGI), an established and award-winning provider of cloud communication services, today announced the Company will be presenting at the San Diego Investment Conference (SDIC) on April 19, 2012.

The San Diego Investment Conference is the premier investment conference for Southern California. Through a series of conferences scheduled every quarter, SDIC provides an extraordinary platform for select companies desiring capital to share information and showcase their investment opportunity.  The SDIC assists small to mid-sized emerging-growth public and private companies in gaining exposure and creating funding awareness. SDIC conferences are intended to provide FINRA broker/dealers, investment bankers, investment advisors, analysts, financial managers, fund managers, institutions, media and accredited investors with a forum for networking and communication.  For more information please visit www.sandiegoinvestmentconference.com.

Arthur L. Smith, CEO of Digerati Technologies, Inc. stated, "The San Diego Investment Conference is an ideal platform for Digerati to showcase its business strategy including the Company's repositioning around its cloud-based communication services at a time when this sector continues to experience significant growth.  We are looking forward to giving our presentation at the SDIC and continue gaining exposure for the Company."

Digerati is a three-time recipient of Deloitte and Touche's Fast 500 Award for recognition as one of the 500 fastest growing technology companies in North America. Digerati is meeting the global needs of businesses that are seeking simple, flexible, and cost-effective communication solutions.  Digerati's cloud-based services include a fully hosted IP/PBX, VoIP transport, SIP trunking, data storage, and customized VoIP solutions for specialized applications. Services are delivered with unparalleled reliability and performance over Digerati's carrier-class global VoIP network, which has been built over the course of a decade. For more information visit www.digerati-inc.com.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or transmissions in foreign countries.

Contact:

Jack Eversull

The Eversull Group

(972) 571-1624

(214) 469-2361 fax

jack@eversullgroup.com